China Shen Zhou Reports 2011 First Quarter Financial Results

BEIJING, May 16, 2011 /PRNewswire-Asia-FirstCall/ -- China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou” or the “Company”) (NYSE AMEX: SHZ), a Company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced financial results for the first quarter 2011 ended March 31, 2011.

2011 First Quarter Financial Highlights

•           Revenues reached $1.9 million from $0.9 million in the 2011 first quarter,
•           Gross margin was 35.0% compared with 8.0% in the first quarter last year,
•           Cash and equivalents were $7.7 million.

Ms. Xiaojing Yu, the Chairwoman and CEO, commented, “We have made great progress in our operations and gained financial strength through our equity offering. Our resources and assets have risen through our 55% ownership in the Xinyi Fluorite Company. We look forward to reaping the benefits of rising fluorite prices and our larger fluorite volumes. The 2011 year will be highlighted by marked improvement in sales and earnings.”

First Quarter Financial Results

For the first quarter of 2011, net sales were $1.9 million, an approximate $975,000 or 106% increase from approximately $0.9 million in the same quarter of 2010. Net sales grew due to the sales volume of fluorite powder for the 2011 first quarter reaching approximately 6,000 tons, a 150% gain from approximately 2,400 tons for the first quarter of 2010.  The average sales price of fluorite powder for the three months ended March 31, 2011 increased approximately 103% to $248 per ton from $122 per ton for the first quarter of 2010. Due to the inclement weather in the first quarter of 2011 and 2010, the Company ceased processing non-ferrous metals and recorded no sales for that segment.

Gross profit was $664,000 for the first quarter of 2011 compared with a gross profit of $73,000 in the 2010 first quarter. The profit increase was mainly due to much higher fluorite volumes and prices combined with the use of the larger processing plant which started operation in August 2010. The gross margin in the first quarter of 2011 was 35.0% compared with 8.0% in the first quarter last year.

Selling expenses in the first quarter of 2011 were $36,000, as compared to $13,000 in the 2010 first quarter. Selling expenses as a percentage of total net sales were 2.0% as compared to 1.0% in the first quarter of 2010.

General & Administrative (“G&A”) expenses in the first quarter of 2011 were $2.1 million compared with $1.1 million in the 2010 first quarter.  The increase was due to higher amortization of mineral resources exploration expenses, greater administrative expenses from the newly acquired Xinyi Fluorite Company, and increased professional fees.

Total operating expenses in the first quarter of 2011 were $2.1 million compared with $1.1 million in the 2010 first quarter.

The operating loss in the 2011 first quarter was $1.5 million versus a loss of $1.0 million in the 2010 first quarter.

Net loss attributable to stockholders for the first quarter of 2011 was $1.6 million, or $0.06 per diluted and basic share, compared with net loss attributable to stockholders of $0.8 million, or $0.03 per diluted and basic shares, in the 2010 first quarter.

Recent Developments

On January 13, 2011, China Shen Zhou Mining & Resources, Inc. signed an equity transfer agreement with the shareholders of Xinyi Fluorite Company Ltd. and agreed to pay RMB 65 million (approximately US$ 9.85 million) to acquire a 55% equity position in Xinyi. Payment under the agreement consists of RMB 50 million (approximately US$ 7.58 million) in China Shen Zhou's common shares and RMB 15 million (approximately US$ 2.27 million) in cash. The Company's Xingzhen subsidiary, together with two individual investors, also agreed to pay an additional RMB 28 million (approximately US$ 4.24 million) to Xinyi including RMB 20 million (US$ 3.03 million) for the renovation of Xinyi's mining facilities. This acquisition was made to further develop China Shen Zhou's fluorite resources for the production of value-added fluorine chemicals – one of its core businesses. The management of China Shen Zhou Mining hopes that the new entity could produce approximately 35,000 metric tons of fluorite powder to generate about $10 million in revenue and between $5 million to $6 million of net income in 2011. Then the fluorite powder production of Xinyi is expected to increase by about 70% to 60,000 metric tons next year.

On January 24, 2011, China Shen Zhou Mining & Resources, Inc. announced that it successfully completed a sale of common shares to several institutional investors for approximately $20 million of common stock, at a price of $7.05 per share, in a registered direct offering. Institutional investors have been issued 2,836,882 common shares together with warrants to purchase up to 851,066 shares of common stock which, if fully exercised for cash, would provide an additional $7.2 million in gross proceeds to the Company. The three-year warrants have an exercise price of $8.46 per share and are exercisable immediately following the closing date. The securities were offered and sold pursuant to the Company's effective shelf registration statement and a prospectus supplement filed with the Securities and Exchange Commission. The net proceeds are being used for general corporate purposes and working capital, including general and administrative expenses, and potential ordinary course acquisitions that complement our business. In addition, the Company will use approximately $5 million of the net proceeds from this offering for the acquisition and renovation of the mining facilities of the Xinyi Fluorite Company.

On March 31, 2011, China Shen Zhou Mining & Resources, Inc. announced that its subsidiary, Xinyi Fluorite Company Ltd. (“Xinyi”), held a grand ceremony at the Zi Yi Shan Hotel in Jingde County, Anhui Province, on March 28, 2011 to celebrate the initial commercial production at the Sanxi Old Town flotation plant. Xinyi expects to produce 35,000 metric tons of fluorite powder in 2011 with estimated income to reach approximately RMB 70 million, which is consistent with management's expectation at the time of acquisition.

On April 12, 2011, China Shen Zhou Mining & Resources, Inc. through its subsidiary Inner Mongolia Wulatehouqi Qianzhen Ore Processing Co., Ltd. (“Qianzhen Mining”), entered into an equity transfer agreement to sell its 60% equity interest in Wulatehouqi Qingshan Nonferrous Metal Development Co., Ltd. to a Chinese citizen Mr. Mao Huang. Qingshan Metal owns mining rights to and related assets of Qingxing No.2 Mine. The Investor is a related party to the Company and holds 5% of the shares in Xinjiang Buerjin County Xingzhen Mining Company, a subsidiary of the Company. The Company holds 90% of the equity interests in Xingzhen Mining. Total consideration is in the amount of RMB 8.5 million (approximately US$ 1.3 million). The payment of the Transfer Price will offset the debt owed by Qianzhen Mining to the Investor. After the transfer, Qianzhen Mining will no longer hold any equity interests in Qingshan Metal.

On April 27, 2011, China Shen Zhou Mining & Resources, Inc. announced that the Company's subsidiary, Xiangzhen Mining, will increase the prices of its fluorite powder products from the current RMB 2,500 per ton (approximate $380 per ton) to RMB 3,100 per ton (approximate $470 per ton) on May 1, 2011. Last year, due to the insufficient cash flow of its operations, Xiangzhen's signed sales orders at fixed sales prices and received cash more than 3 months in advance from customers. Therefore, the Company did not receive full benefit from the increase in the market price of fluorite ores.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; ( c ) zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

Contact Information

Kevin Theiss/Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9409
kevin.theiss@grayling.com
min.liu@grayling.com
–Tables Follow –

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share data)

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$7,726	$1,546
Accounts receivable, net	73	162
Prepayment for office rent	31	82
Other deposits and prepayments, net	2,683	851
Due from related parties	1,140	-
Inventories	8,790	7,243
Restricted assets	215	115
Total current assets	20,658	9,999

Property, machinery and mining assets, net	47,613	34,193
Total assets	$68,271	$44,192

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,365	$2,482
Short term loans	10,580	8,061
Acquisition Payable	9,467	-
Other payables and accruals	5,209	6,163
Due to related parties	911	-
Taxes payable	297	644
Total current liabilities	27,829	17,350

Long term loans	-	2,630
Due to related parties	1,694	2,439
Total liabilities	29,523	22,419

STOCKHOLDERS' EQUITY:
Common stock ($0.001 par value; 50,000,000 shares authorized;
30,811,397 shares and 27,974,514 shares issued and outstanding
as of March 31, 2011 and December 31, 2010 respectively)	31	28
Additional paid-in capital	47,989	29,508
Statutory reserves	1,672	1,672
Accumulated other comprehensive income	4,514	4,357
Accumulated deficit	(15,238)	(13,630)
Stockholders' equity - China Shen Zhou Mining & Resources, Inc. and Subsidiaries	38,968	21,935
Noncontrolling interest	(220)	(162)
Total stockholders' equity	38,748	21,773
Total liabilities and stockholders' equity	$68,271	$44,192

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Amounts in thousands, except per share data)

	For the Three Months Ended
	March 31 2011	March 31 2010
	(Unaudited)	(Unaudited)
Net revenue	$1,896	$921
Cost of sales	1,232	848
Gross profit	664	73

Operating expenses:
Selling and distribution expenses	36	13
General and administrative expenses	2,107	1,078
Total operating expenses	2,143	1,091

Net loss from operations	(1,479)	(1,018)

Other income (expense):
Interest expense	(145)	(86)
Other, net	(42)	288
Total other (loss) income	(187)	202

Loss from before income taxes	(1,666)	(816)

Income tax expenses	-	-

Net loss	(1,666)	(816)
Less: Noncontrolling interests attributable to the noncontrolling interests	58	5
Net loss - attributable to China Shen Zhou Mining & Resources, Inc. and Subsidiaries	(1,608)	(811)

Other comprehensive income:
Foreign currency translation adjustments	157	(20)
Comprehensive income (loss)	$(1,451)	$(831)

Net loss per common share – basic and diluted
- Basic and Diluted	$(0.06)	$(0.03)

Weighted average common shares outstanding
- Basic and Diluted	30,055	27,762

CHINA SHEN ZHOU MINING & RESOURCES, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands, except share data)
	For the Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,608)	$(811)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for doubtful accounts	(90)	-
Depreciation and amortization	746	695
Noncontrolling interests	(58)	(5)
Forgiveness of payroll payables	-	(300)
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable	145	30
Other deposits and prepayments	(1,788)	(226)
Prepayment for office rent	51	50
Inventories	(1,479)	(1,717)
Restricted assets	(100)	7
Increase (decrease) in -
Accounts payable	(1,140)	(142)
Other payables and accruals	(765)	3,574
Taxes payable	(353)	18
Net cash (used in) provided by operating activities	(6,439)	1,173
Cash flows from investing activities:
Purchases of property, machinery and mining assets	(367)	(208)
Acquisition of subsidiaries, net of cash and cash equivalents acquired	(3,250)	-
Net cash used in investing activities	(3,617)	(208)
Cash flows from financing activities:
Due to related parties	(1,908)	(14)
Proceeds from issuance of common shares	20,000	-
Issuance costs of common shares	(1,516)	-
Repayment at short-term bank loans	(6,611)	(731)
Proceeds from short-term bank loans	6,366	293
Net cash provided by (used in) financing activities	16,331	(452)
Foreign currency translation adjustment	(95)	23

Net increase in cash and cash equivalents	6,180	536

Cash and cash equivalents at the beginning of the period	1,546	333
Cash and cash equivalents at the end of the period	$7,726	$869

Non-cash investing and financing activities
Shares issued to employees as share based compensation	$-	$752
Supplemental disclosures of cash flow information:
Cash paid for interest expenses	$96	$74
Cash paid for income tax	$-	$-